Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Christopher Abate
Redwood Trust, Inc.		Chief Financial Officer
Thursday, February 25, 2016		(415) 384-3584

Kristin Brown
Investor Relations
(415) 384-3805

REDWOOD TRUST REPORTS FOURTH QUARTER 2015 RESULTS, COMMENTS ON 2016 EARNINGS OUTLOOK AND ANNOUNCES NEW SHARE REPURCHASE AUTHORIZATION

MILL VALLEY, CA – Thursday, February 25, 2016 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the fourth quarter of 2015 of $41 million, or $0.46 per fully diluted share. This compares to net income of $19 million, or $0.22 per fully diluted share, for the third quarter of 2015 and net income of $27 million, or $0.31 per fully diluted share, for the fourth quarter of 2014.
Redwood also reported estimated REIT taxable income of $29 million, or $0.37 per share, for the fourth quarter of 2015. This compares to estimated REIT taxable income of $24 million, or $0.29 per share, for the third quarter of 2015 and estimated REIT taxable income of $16 million, or $0.20 per share, for the fourth quarter of 2014.
At December 31, 2015, Redwood reported a book value per share of $14.67, as compared to $14.69 at September 30, 2015, and $15.05 at December 31, 2014.
For the full year of 2016, Redwood currently expects GAAP earnings to fall within a range of $1.20 - $1.50 per share, which includes the impact of $6 - $7 million, or $0.06 - $0.08 per share, of nonrecurring severance payments and other charges the company expects to incur predominantly in the first quarter of 2016 related to the recently announced restructuring of its conforming residential and commercial mortgage banking businesses. Additional details on Redwood’s 2016 earnings outlook are provided in the fourth quarter Redwood Review, which is available on the company’s website at www.redwoodtrust.com.
Redwood also announced today that on February 24, 2016, its Board of Directors approved a new $100 million stock repurchase authorization. The company fully utilized the $100 million stock repurchase authorization received from the Board during the third quarter of 2015.
Redwood will host an earnings call today, February 25, 2016, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its fourth quarter 2015 financial results. The number to dial in order to listen to the conference call is 1-888-637-7705 in the U.S. and Canada. International callers must dial 1-913-981-5572. Callers should reference call ID #9897774. A replay of the call will be available through midnight on February 25, 2016, and can be accessed by dialing 1-877-870-5176 in the U.S. and Canada or 1-858-384-5517 internationally and entering access code #9897774. Live audio of the conference call will also be accessible over the internet at www.redwoodtrust.com, where a link to the call will be posted on Redwood’s home page. To listen to the call over the internet, go to the Redwood website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call.

Additional information on Redwood’s business, financial results, and taxable income can be found in The Redwood Review, a quarterly publication available on Redwood’s website at www.redwoodtrust.com. In order to complete the formatting of its Annual Report on Form 10-K with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file this Annual Report with the Securities and Exchange Commission by Monday, February 29, 2016, and make it available on Redwood’s website.
Cautionary Statement:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of 2015 REIT taxable income, Redwood’s 2016 earnings outlook, including expected 2016 GAAP earnings and expected reductions in 2016 operating expenses, and the expected timing for the filing of our Annual Report on Form 10-K. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Important factors, among others, that may affect our actual results in 2016 include: interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute an increased volume of residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; higher than expected operating expenses due to delays or decreases in the realization of expected operating expense reductions related to the repositioning of our conforming mortgage banking activities and commercial loan origination activities, and other unforeseen expenses.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Fourth	Third	Second	First	Fourth
($ in millions, except share and per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
	2015	2015	2015	2015	2014

Interest income	$69	$63	$63	$64	$65
Interest expense	(25)	(24)	(23)	(24)	(24)
Net interest income	44	40	40	40	41
Provision for loan losses	—	—	—	—	(2)
Net interest income after provision	44	40	40	40	40
Non-interest income (loss)
Mortgage banking and investment activities, net	(4)	(13)	6	1	15
MSR income (loss), net	3	4	1	(11)	(9)
Other income	1	—	1	1	—
Realized gains, net	20	6	6	4	5
Total non-interest income (loss)	20	(3)	14	(5)	11
Operating expenses	(23)	(24)	(25)	(25)	(26)
Benefit from (provision for) income taxes	—	7	(2)	5	3
Net income	$41	$19	$27	$15	$27

Weighted average diluted shares (thousands) (2)	103,377	85,075	94,950	85,622	85,384
Diluted earnings per share	$0.46	$0.22	$0.31	$0.16	$0.31
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1) Certain totals may not foot due to rounding
(2) The 103,377 of weighted average diluted shares in the fourth quarter of 2015, includes 21,292 of dilutive shares from the assumed conversion of our convertible and exchangeable debt in accordance with GAAP diluted EPS provisions.  Actual shares outstanding at December 31, 2015, were 78,163.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Years Ended December 31,
($ in millions, except share and per share data)	2015	2014

Interest income	$259	$242
Interest expense	(96)	(87)
Net interest income	164	155
Provision for loan losses	—	(1)
Net interest income after provision	164	154
Non-interest income
Mortgage banking and investment activities, net	(10)	25
MSR income, net	(4)	(4)
Other income	3	2
Realized gains, net	36	15
Total non-interest income	25	38
Operating expenses	(97)	(90)
Benefit from (provision for) income taxes	10	(1)
Net income	$102	$101

Weighted average diluted shares (thousands)	84,518	85,099
Diluted earnings per share	$1.18	$1.15
Regular dividends declared per common share	$1.12	$1.12

(1) Certain totals may not foot due to rounding

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec
($ in millions, except share and per share data)	2015	2015	2015	2015	2014

Residential loans	$3,929	$4,037	$3,286	$3,400	$3,399
Commercial loans	403	468	551	460	567
Real estate securities	1,233	1,085	1,158	1,285	1,379
Mortgage servicing rights	192	163	168	120	139
Cash and cash equivalents	220	235	226	304	270
Other assets	254	281	206	247	165
Total assets	$6,231	$6,269	$5,596	$5,816	$5,919

Short-term debt	$1,855	$1,873	$1,367	$1,502	$1,794
Other liabilities	142	189	123	153	129
Asset-backed securities issued	1,050	1,179	1,262	1,353	1,545
Long-term debt	2,038	1,822	1,579	1,551	1,195
Total liabilities	5,085	5,062	4,331	4,559	4,663

Stockholders' equity	1,146	1,207	1,265	1,257	1,256

Total liabilities and equity	$6,231	$6,269	$5,596	$5,816	$5,919

Shares outstanding at period end (thousands)	78,163	82,125	84,552	83,749	83,443
GAAP book value per share	$14.67	$14.69	$14.96	$15.01	$15.05

(1) Certain totals may not foot due to rounding